Exhibit 99.1

PROVIDENT NEW YORK BANCORP AND Sterling Bancorp

to PRESENT JOINTLY AT KEEFE BRUYETTE & WOODS

COMMUNITY BANK INVESTOR Conference ON JULY 31, 2013

MONTEBELLO and NEW YORK, NY, July 25, 2013 – Provident New York Bancorp (NYSE: PBNY) and Sterling Bancorp (NYSE: STL) announced today that the companies will make a joint presentation at the Keefe, Bruyette & Woods Community Bank Investor Conference 2013 on Wednesday, July 31, 2013 at 8:30 AM Eastern Time. The presentation will be made by Jack Kopnisky, President and Chief Executive Officer of Provident New York Bancorp, and Louis J, Cappelli, Chairman and Chief Executive Officer of Sterling Bancorp.

A simultaneous webcast of the presentation can be accessed through the companies’ respective websites, www.providentbanking.com and www.sterlingbancorp.com, under the Investor Relations sections.  The presentation also can be accessed from the link: http://wsw.com/webcast/kbw12/pbny/. Accompanying slides can be accessed through the companies’ Investor Relations sections under Presentations.

About Provident New York Bancorp

Provident New York Bancorp is the bank holding company for Provident Bank. With approximately $3.8 billion in assets, Provident Bank is a growing financial services firm that specializes in the delivery of service and solutions to business owners, their families, and consumers in communities within the greater New York City metropolitan area through teams of dedicated and experienced relationship managers. Provident Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit the Provident Bank Web site at www.providentbanking.com.

About Sterling Bancorp

Sterling Bancorp (NYSE: STL) is a New York City-based financial corporation with assets of $2.7 billion. Since 1929, Sterling National Bank, the Company’s principal banking subsidiary, has successfully served the needs of businesses, professionals and individuals in the NY metropolitan area and beyond. Sterling is well-known for its high-touch, hands-on approach to customer service and a special focus on serving the business community. Sterling provides clients with a full range of depository and cash management services and a broad portfolio of financing solutions—including working capital lines, accounts receivable and inventory financing, factoring, trade financing, payroll funding and processing, equipment financing, commercial and residential mortgages and mortgage warehouse lines of credit. For more information, visit www.snb.com.

CONTACTS:

Provident New York Bancorp
Luis Massiani	Jenna Focarino
Chief Financial Officer	The Torrenzano Group
massianil@pbcpny.com	jfocarino@torrenzano.com
845.369.8040	212.681.1700

Sterling Bancorp
John Tietjen	Edward Nebb
Chief Financial Officer	Investor Relations
Sterling Bancorp	Comm-Counsellors, LLC
john.tietjen@sterlingbancorp.com	enebb@optonline.net
212.757.8035	203.972.8350